Sino Gas International Holdings, Inc. Announces First Quarter 2010 Financial Results

Revenue Increased 38.11% YOY and Operating Income Increased 72.46% YOY

Press Release Source: Sino Gas International Holdings, Inc. On Monday May 17, 2010, 10:45 am EDT

BEIJING, May 17 /PRNewswire-Asia-FirstCall/ -- Sino Gas International Holdings, Inc. (OTC Bulletin Board:SGAS.ob - News), ("Sino Gas" or the "Company"), announced financial results for the first quarter ended March 31, 2010.

First Quarter of 2010 Financial Highlights
-- First Quarter of 2010 Revenues Increased 38.11% to $6.96 Million vs. First Quarter of 2009
-- First Quarter of 2010 Gross Profit Increased 68.01% to $2.12 Million
-- First Quarter of 2010 Operating Income Increased 72.46% to $0.95 Million

First Quarter Ending March 31, 2010 Financial Results

Revenue

Revenue in first quarter of 2010 was $6.96 million, up 38.11% from $5.04 million in the first quarter of 2009. The revenue from connection fees in the first quarter of 2010 was $2.75 million, an increased of 124.35% from the same period of 2009, representing 40% of the total revenue. The revenue from gas sales in the first quarter of 2010 was $4.21 million, up 10.44% from $3.81 million in the first quarter of 2009, representing 60% of the total revenue. 7,204 new households were connected in the first quarter of 2010, up from 2,878 new households connected in the first quarter of 2009.

Gross Profit and Gross Margin

Gross profit for the first quarter of 2010 increased 68.01% to $2.12 million from $1.26 million in the first quarter of 2009. The increase in gross profit was mainly driven by the increase of connection fee, which has a higher gross margin. Gross profit from connection fees is $1.97 million for the first quarter of 2010, accounted for 93% of total gross profit, compared to $1.09 million for the first quarter of 2009, accounted for 87% of total gross profit. Gross profit for the first quarter in 2010 from gas sales was $0.15 million, accounted for 7% of total gross profit, compared to $0.17 million for the first quarter of 2009, 13% of total gross profit in the same period.

Gross margin for the first quarter of 2010 was 30.53%, compared to 25.1% in the first quarter of 2009. Gross margin for connection fees for the first quarter of 2010 was 71.95%, in line with last year average of 72.30%. Gross margin of gas sales was 3.54% in the first quarter of 201, which was affected by the higher delivery cost resulting from the severe weather in this quarter.

Operating Income and Net Income

Operating income for the first quarter of 2010 was $0.95 million, a significant increase of 72.46% compared to $0.55 million for the same period of 2009. However, the significant improvement of operating income was negated by the additions of non-cash amortization cost of convertible bonds interest discount. Net loss for the first quarter of 2010 was $(0.21) million, compared with net income of $0.35 million for the same period of 2009. Excluding the non-cash, non-operational items of amortization expense of convertible bonds interest discount in the total of $0.68 million, our adjusted net income in the first quarter of 2010 would have been $0.48 million.

Balance Sheet and Cash Flow

As of March 31, 2010, the Company had $7.51 million in cash and cash equivalents and stockholders' equity was $63.08 million. The Company used $2.92 million in operating activities in the first quarter of 2010, compared to $0.55 million in the first quarter of 2009. The decrease was mainly due to the reduction of accounts and other payables. Cash used in investing activities was $1.61 million in the first quarter of 2010, a slight decrease from $1.64 million in the first quarter of 2009. Cash sourced from financing activities was $2.2 million in the first quarter of 2010. The Company borrowed $2.2 million from a major local bank in the first quarter of 2010. The Company has $2.93 million in short-term bank loans, $8.78 million in long-term bank loans, and $5.0 million convertible bonds as of March 31, 2010.

Outlook

Mr. Yu-Chuan Liu, Chairman and CEO said, "We are pleased that we had a very strong quarter this year compared to the same period of last year, especially taking into account that due to seasonality effects, the first quarter is normally a slow season for the Company. The substantial improvement in both sales and operating results for the first quarter is a strong affirmation that Sino Gas should continue to benefit from the strong demand for natural gas in china and the continuing support of government in spending on new construction and in strongly promoting the use of clean energy, such as natural gas. To develop and expand its business in its existing distribution networks in 35 small and medium sized cities and to pursue new business opportunities will continue to be our company's priorities in the months ahead," concluded Mr. Liu.

Mr. Yugang Zhang, CFO of Sino Gas added, "The good results for the first quarter included solid additions made to our ongoing revenue base resulting from the building out of existing distribution networks through aggressively adding new customers. As this imbedded base of customers continues to grow, we expect continuing commensurate growth in our gas sales over time. In targeting second and third tier cities for our future growth, it was always our belief that this sector would particularly benefit from the rapid urbanization and industrialization that China continues to experience."

Sino Gas International Holdings, Inc. Consolidated Statements of Income
For the first quarter ended March 31, 2010 and 2009
(Stated in US Dollars)

	March 31, 2010	March 31, 2009

Sales	$6,957,661	$5,037,692
Cost of revenue	(4,833,148)	(3,773,212)
Gross Profit	2,124,513	1,264,480
Operating Expenses
Selling expenses	(271,243)	(203,072)
General and administrative expenses	(906,531)	(512,447)
Total operating expenses	(1,177,774)	(715,519)
Operating Income	$946,739	$548,961
Other Income/(Expense)
Investment income
Other income	5,382	161
Other expense	(1,300)	(5,729)
Interest income	4,770	1,850
Interest expense	(924,841)	(41,452)
Total other income/(expense)	(915,989)	(45,170)
Earnings from continued operation	30,750	503,791
Income tax	(239,334)	(158,155)
Net income	$(208,586)	$345,637
Income available to common stockholders for basic EPS	$(208,586)	$345,637
Interest expense for convertible bonds, net of tax	--	--
Income available to common stockholders for diluted EPS	$(208,586)	$345,637
Earnings Per Share
Basic	$(0.01)	$0.01
Diluted	$(0.01)	$0.01
Weighted Average Shares Outstanding
Basic	26,769,313	25,269,313
Diluted	26,769,313	29,944,570

About Sino Gas International Holdings, Inc.

The Company, through its indirectly wholly-owned subsidiary, Beijing Zhong Ran Wei Ye Gas Co., Ltd. ("Beijing Gas"), and the subsidiaries of Beijing Gas, is a leading developer of natural gas distribution systems in small and medium size cities in China, as well as a distributor of natural gas to residential, commercial and industrial customers in China. The Company owns and operates natural gas distribution systems in 35 small and medium sized cities serving approximately 152,000 residential and seven industrial customers. Facilities include approximately 1,040 kilometers of pipeline and delivery networks with a current daily capacity of approximately 110,000 cubic meters of natural gas. The Company owns and operates natural gas distribution systems in Hebei, Jilin, Jiangsu, Anhui and Yunnan Provinces and Beijing. The Company's website is: http://www.sino-gas.com ..

Forward-Looking Safe Harbor Statement

Statements in this news release regarding future financial and operating results, potential applications of the Company's technology, opportunities for the Company, and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "will," "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements including: limited operating history, need for future capital and economic conditions generally. Additional information on potential factors that could affect results and other risks and uncertainties are detailed from time to time in the Company's periodic reports, including Forms 10-K, 10-Q, 8-K, and other forms filed with the Securities and Exchange Commission ("SEC"). These statements, and other forward-looking statements, are not guarantees of future performance and involve risks and uncertainties.

For more information, please contact

Sino Gas International Holdings, Inc.
Chunying Chai, IR Officer
Tel:     +86-10-8260-0041 x883
Email: chaichunying@sino-gas.com
Web:  http://www.sino-gas.com

Investor Relations Contact:
Strategic Growth International
Richard Cooper/ Linda Ni
Tel:   +1-212-838-1444
Email: rcooper@sgi-ir.com
    lni@sgi-ir.com
Web:  http://www.sgi-ir.com